                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*

                               SAFLINK CORPORATION
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    786578104
                                    ---------
                                 (CUSIP Number)



                                December 31, 2004
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]  Rule 13d-1(b)
                  [X]  Rule 13d-1(c)
                  [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 786578104                   13G                     Page 2 of 9 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     S.A.C. Capital Advisors, LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          6,023,939* (see Item 4)
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            6,023,939* (see Item 4)
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,023,939* (see Item 4)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.6% (see Item 4)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     00

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 786578104                   13G                     Page 3 of 9 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     S.A.C. Capital Management, LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          6,023,939* (see Item 4)
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            6,023,939* (see Item 4)
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,023,939* (see Item 4)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.6% (see Item 4)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     00

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 786578104                   13G                     Page 4 of 9 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     S.A.C. Capital Associates, LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Anguilla, British West Indies

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          6,023,939* (see Item 4)
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            6,023,939* (see Item 4)
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,023,939* (see Item 4)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.6% (see Item 4)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     00

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 786578104                   13G                     Page 5 of 9 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Steven A. Cohen

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          6,023,939* (see Item 4)
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            6,023,939* (see Item 4)
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,023,939* (see Item 4)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.6% (see Item 4)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a)      NAME OF ISSUER:
               --------------
               Saflink Corporation

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               -----------------------------------------------
               777 108th Avenue N.E., Suite 2100
               Bellevue, Washington  98004

ITEMS 2(a)     NAME OF PERSON FILING:
               -----------------------
               This statement is filed by: (i) S.A.C. Capital Advisors, LLC,
               ("SAC Capital Advisors") with respect to shares of common stock,
               $.01 par value per share ("Shares"), of the Issuer beneficially owned by S.A.C. Capital Associates, LLC ("SAC Capital
               Associates"); (ii) S.A.C. Capital Management, LLC, ("SAC Capital
               Management") with respect to Shares beneficially owned by SAC
               Capital Associates; (iii) SAC Capital Associates with respect to
               Shares beneficially owned by it; and (iv) Steven A. Cohen with respect to Shares beneficially owned by SAC Capital Advisors, SAC
               Capital Management and SAC Capital Associates.

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:
               -------------------------------------
               The address of the principal business office of (i) SAC Capital Advisors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, (ii) SAC Capital Management is 540 Madison Avenue, New York, New York 10022, and (iii) SAC Capital Associates is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies.

ITEM 2(c)      CITIZENSHIP:
               ------------
               SAC Capital Advisors and SAC Capital Management are Delaware limited liability companies. SAC Capital Associates is an Anguillan limited liability company. Mr. Cohen is a United States citizen.

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:
               -----------------------------
               Common Stock, par value $0.01 per share

ITEM 2(e)      CUSIP NUMBER:
               -------------
               786578104

ITEM 3         Not Applicable

ITEM 4   OWNERSHIP:
         ----------
         The percentages used herein are calculated based upon the number of Shares issued and outstanding as of November 10, 2004 as reported on the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on September 30, 2004.

         As of the close of business on December 31, 2004.

         1. S.A.C. Capital Advisors, LLC
         (a) Amount beneficially owned: 6,023,939*
         (b) Percent of class: 7.6%
         (c)(i) Sole power to vote or direct the vote: -0-
         (ii) Shared power to vote or direct the vote: 6,023,939*
         (iii) Sole power to dispose or direct the disposition: -0-
         (iv) Shared power to dispose or direct the disposition: 6,023,939*

         2. S.A.C. Capital Management, LLC
         (a) Amount beneficially owned: 6,023,939*
         (b) Percent of class: 7.6%
         (c)(i) Sole power to vote or direct the vote: -0-
         (ii) Shared power to vote or direct the vote: 6,023,939*
         (iii) Sole power to dispose or direct the disposition: -0-
         (iv) Shared power to dispose or direct the disposition: 6,023,939*

         3. S.A.C. Capital Associates, LLC
         (a) Amount beneficially owned: 6,023,939*
         (b) Percent of class: 7.6%
         (c)(i) Sole power to vote or direct the vote: -0-
         (ii) Shared power to vote or direct the vote: 6,023,939*
         (iii) Sole power to dispose or direct the disposition: -0-
         (iv) Shared power to dispose or direct the disposition: 6,023,939*

         4. Steven A. Cohen

         (a) Amount beneficially owned: 6,023,939*
         (b) Percent of class: 7.6%
         (c)(i) Sole power to vote or direct the vote: -0-
         (ii) Shared power to vote or direct the vote: 6,023,939*
         (iii) Sole power to dispose or direct the disposition: -0-
         (iv) Shared power to dispose or direct the disposition: 6,023,939*

         * The number of shares reported herein includes 200,000 shares issuable upon exercise of warrants held by SAC Capital Associates.

         SAC Capital Advisors, SAC Capital Management, and Mr. Cohen own directly no shares of Common Stock. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates. Mr. Cohen controls both SAC Capital Advisors and SAC Capital Management. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of SAC Advisors, SAC Management and Mr. Cohen may be deemed to own beneficially 6,023,939 Shares (constituting approximately 7.6% of the Shares outstanding). Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.


ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
         --------------------------------------------
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
         |_|

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
         ---------------------------------------------------------------
         Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
         -------------------------------------------------------------------
         Not Applicable

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
         ----------------------------------------------------------
         Not Applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP:
         ------------------------------
         Not Applicable

ITEM 10  CERTIFICATION:
         --------------

         By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2005

S.A.C. CAPITAL ADVISORS, LLC


By: /s/ Peter Nussbaum
    -----------------------------------------
Name: Peter Nussbaum
Title: Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC


By: /s/ Peter Nussbaum
    -----------------------------------------
Name: Peter Nussbaum
Title: Authorized Person


S.A.C. CAPITAL ASSOCIATES, LLC


By: /s/ Peter Nussbaum
    -----------------------------------------
Name: Peter Nussbaum
Title: Authorized Person


STEVEN A. COHEN


By: /s/ Peter Nussbaum
    -----------------------------------------
Name: Peter Nussbaum
Title: Authorized Person